Exhibit 10.1

NOCIMED, INC.

CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") is made June 15, 2021 but effective as of March 1, 2021 (the "Effective Date"), by and between Nocimed, Inc., a Delaware corporation (the "Company"), and Jeffrey Thramann ("Consultant") (each a "Party" and together the "Parties").

1.             Consulting Services. During the term of this Agreement. Consultant will be appointed as Executive Director (an executive officer position) of the Company and will report to the Company's Board of Directors. Consultant will also be appointed to the Company's Board of Directors. Consultant will provide consulting services to the Company as described on Exhibit A hereto, as well as any other services mutually agreed to by the Parties hereto from time to time (the "Services").

2.              Fees. As consideration for the Services to be provided by Consultant, the Company shall pay to Consultant the cash and equity compensation amounts specified in this Agreement (including Exhibit B hereto) at the times specified herein and therein.

3.              Expenses. The Company will reimburse Consultant for necessary and reasonable business expenses incurred in connection with performing the Services upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

4.	Term and Termination.

(a)            Consultant shall serve as a consultant to the Company for a period commencing on the Effective Date. Either party may terminate this Agreement at any time upon l 0 days' written (or email) notice.

(b)           As provided in Exhibit B hereto, the Consultant will be entitled to certain cash and equity compensation and in certain circumstances relating to the termination of this Agreement As a precondition to receiving such termination compensation, Consultant must (i) remain in compliance with all continuing obligations Consultant owes to the Company, including those set forth under Consultant's Confidential Information Agreement (defined below), and (ii) promptly following the termination, Consultant must sign and return to the Company, a separation agreement and release of claims in customary form (the "Release") and allow the Release to become fully-effective and non-revocable by its terms. Consultant shall not be required to sign the Release in order to receive payment of any accrued but unpaid cash fees earned hereunder prior to the termination date.

(c)            For all purposes under this Agreement, "Cause" shall mean: (i) any willful failure substantially to perform Consultant's duties and responsibilities to the Company; (ii) Consultant's commission of any act of fraud, embezzlement, dishonesty or any other gross negligence or willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Consultant of any proprietary information or trade secrets of the Company or any other party to whom Consultant owes an obligation of nondisclosure as a result of Consultant's relationship with the Company; or (iv) Consultant's material breach of any of Consultants obligations under this Agreement the Confidential Information Agreement (defined below), or any other written agreement or covenant with the Company; provided, that for clauses (i) and (iv) above, the failure or breach will not be considered "Cause" unless to the extent the condition is curable, the Company gives Consultant written notice of the condition within 30 days after the condition comes into existence and Consultant fails to remedy the condition within 30 days after receiving written notice. No act or failure to act by Consultant shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest.

5.              Independent Contractor. Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee.

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6.              Method of Provision of Services. Consultant shall have sole direction, control and responsibility for determining the method, details and means of performing the Services.

(d)            No Benefits. Consultant acknowledges and agrees that Consultant shall not be eligible for any Company employee benefits and, to the extent Consultant otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant hereby expressly declines to participate in such Company employee benefits.

(e)            Taxes;. Indemnification. Consultant shall have full responsibility for applicable taxes for all compensation paid to Consultant under this Agreement, including any withholding requirements that apply to any such taxes, and for compliance with all applicable labor and employment requirements with respect to Consultant's self-employment, sole proprietorship or other form of business organization and any U.S. immigration visa requirements. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties or interest with respect to such taxes, labor or employment requirements, including any liability for, or assessment of, taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant or any liability related to the withholding of such taxes.

7.             Confidential Information and Invention Assignment Agreement. Consultant shall sign, or has signed, a Confidential Information and Invention Assignment Agreement in substantially the form attached as Exhibit C hereto (the "Confidential Information Agreement"), on or before the date Consultant begins providing the Services.

8.              Consulting or Other Services for Competitors. Consultant represents and "warrants that Consultant does not presently perform or intend to perform, and shall not perform, during the term of the Agreement, consulting or other services for, or engage in or intend to engage in an employment relationship with, companies whose businesses or proposed businesses would be directly competitive with the Company; provided, however, for the avoidance of doubt, Consultant may continue to work for Influence Healthcare, and with Osler.

9.	Miscellaneous.

(a)            Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the Colorado, without giving effect to principles of conflicts of law.

(b)            Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements. whether oral or written, between them relating to the subject matter hereof.

(c)            Amendments and Waivers. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.

(d)            Assignment. No party to this Agreement may assign, whether voluntarily or by operation of law, this Agreement or any of its rights and obligations under this Agreement, except with the prior written consent of the other party.

(e)            Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party's address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company's books and records.

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(f)            Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(g)           Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(h)            Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

(i)             Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this Agreement or any notices required by applicable law or the Company's Certificate of Incorporation or Bylaws by email or any other electronic means. Consultant hereby consents to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agrees to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(j)            Section 409A. For purposes of Internal Revenue Code Section 409A. the regulations and other guidance thereunder and any state law of similar effect (collectively "Section 409A"), each payment that is paid pursuant to this Agreement is hereby designated as a separate payment. For purposes of this Agreement, any reference to "termination" or "termination of employment" or any similar term shall be construed to mean a "separation from service'' within the meaning of Section 409A. The parties intend that all payments made or to be made under this Agreement comply with, or are exempt from. the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be so exempt. Notwithstanding the foregoing, if any of the payments provided in connection with Consultant's separation from service do not qualify for any reason to be exempt from Section 409A and Consultant is, at the time of Consultant's separation from service, a "specified employee," as defined in Treasury Regulation Section 1.409A-l(i) (i.e., Consultant is a "key employee" of a publicly traded company), each such payment will not be made until the first regularly scheduled payroll date of the 7th month after Consultant's separation from service and, on such date (or, if earlier, the date of Consultant's death), Consultant will receive all payments that would have been paid during such period in a single lump sum. In addition, notwithstanding any other provision herein to the contrary, to the extent that any reimbursements or in-kind benefits under this Agreement or otherwise constitute non-exempt "nonqualified deferred compensation" within the meaning of Section 409A, then any such payments. reimbursements and/or benefits (i) shall be paid or reimbursed promptly but no later than December 31st of the calendar year following the year in which the expense was incurred by Consultant, (ii) shall not in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year, and (iii) shall not be subject to liquidation or exchange for another benefit.

[Signature Page Follows]

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COMPANY:

NOCIMED, INC.

By:	/s/ David K. Neal
David K. Neal
Chairman of the Board

Address:

XXXXXXXXX
XXXXX, XX

Email: jpeacock@nocimed.com

CONSULTANT:

By:	/s/ Jeffrey Thramann, MD
(Signature)

Jeffrey Thramann, MD
PRINT NAME

Address:
XXXXXXXXX
XXXXX, XX

Email: jeff@thramann.com

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EXHIBIT A

DESCRIPTION OF CONSULTING SERVICES

Consultant is authorized to sign and deliver any agreement in the name of the Company and to otherwise obligate the Company in any respect relating to matters of the business of the Company, and to delegate such authority in his or her discretion, provided only to the extent of such specific matters delegated in writing to the Executive Director by the Company's Board of Directors and which specific matters shall initially include the following:

Prior to a consummation of the IPO, Consultant shall represent the Company in planning and conducting the IPO, and which shall include to interact with partners, vendors, & employees, and to manage and direct the Company's preparation of information and materials, and to provide personal services and conduct promotional activities, as such foregoing activities may be necessary and required under such IPO-related engagement and process; provided, however, that any and all final terms of engagement with any underwriter or similar outside party on Company's behalf in relation to the IPO, and/or final decisions related to formally filing for and entering the IPO, and/or actually conducting and consummating the IPO, must be approved by the Company's Board of Directors.

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EXHIBIT B

COMPENSATION

Cash Compensation:

•	$25.000 per month, commencing as of March 1, 2021 (the "Monthly Fee").
•	Accrued monthly (and pro-rated for any partial month) prior to the IPO.
•	Accrued amounts payable within 10 days following the consummation of the IPO (provided Consultant is still providing services at IPO effectiveness).

Equity Compensation:

•	Stock option grant under the Company's equity incentive plan.
•	Grant for 9,000,000 common shares total.
•	The stock option grant will be subject to the terms and conditions set forth in the Company's equity incentive plan.
•	Stock option grant shall provide for a net or cashless exercise.
•	Grant will be made promptly after the execution date of this Agreement.
•	Exercise price per common share will be equal to the 409A fair market value as of the date of grant.
•	The number of option grant shares and the per share exercise price of the stock option grant shall be proportionately adjusted in the event of a stock split, reverse stock split, stock dividend, combination, consolidation, reclassification of the shares of the Company's Common Stock or subdivision of the shares of the Company's Common Stock.
•	Ten year stock option term.
•	Vesting:

o	The stock option shall vest (in whole or in part) upon consummation of the IPO based upon the Company Valuation reflected in the terms of the IPO.
o	Any portion of the stock option that does not vest pursuant to the terms of the IPO shall be cancelled.
o	The number of shares that vest upon an IPO shall equal: (i) 0.1667, times (ii) the Company Valuation, divided by (iii) the Share Price.
o	Illustration #1: The Company completes the IPO where the Pre-Transaction Shares are 15 million, and the Share Price is $5. The Company Valuation would be $75 million. 2,500,500 stock option grant shares would vest and 6,499,500 stock option grant shares would be cancelled.
o	Illustration #2: The Company completes the IPO where the Pre-Transaction Shares are 20 million, and the Share Price is $5. The Company Valuation would be capped at the maximum 90 million. 3,000,600 stock option grant shares would vest and 5,999,400 stock option grant shares would be cancelled.
o	Illustration #3: Prior to the IPO, the Company completes a 3-into-1 reverse stock split. The stock option grant is ratably adjusted into a grant for 3 million shares (9 million divided by 3) with a per share exercise price of 0.78 ($0.26 grant date 409A price times three). The Company then completes the IPO where the Pre-Transaction Shares are 12 million, and the Share Price is $5. The Company Valuation would be $60 million. 2,000,400 stock option grant shares would vest and 996,000 stock option grant shares would be cancelled.
•	"Companv Valuation" means the Company's "Pre-Transaction Shares" multiplied by the "Share Price.'' In no event shall the Company Valuation exceed $90 million.
•	"Pre-Transaction Shares" means the number of the Company's outstanding common shares immediately prior to the effectiveness of the IPO (assuming conversion of all securities convertible into common stock and exercise of all outstanding options and warrants), but not including any shares of common stock reserved and available for future grant under any equity incentive or similar plan of the Company. Pre-Transaction Shares shall include only that portion of the Consultant's stock option that would become vested upon consummation of the IPO in accordance with the terms of the IPO.
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"Share Price" means the per common share initial public offering price (before underwriting discounts and commissions) set forth in the final prospectus for the IPO. In the event that the securities sold in the IPO include warrants in addition to common shares. the Share Price shall be calculated without regard to any offered warrants (as determined by the Company in good faith). By way of illustration, assume that the IPO provides for the offering of one unit (consisting of one common share and one common warrant) at a public offering price of $4.125 per unit. In such circumstance, the Company would determine that the Share Price would be $4.00 per common share and $0.125 would be attributed (consistent with underwriter typical practice) to the warrant.

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Termination-Related Compensation:

•	Termination for Cause
o	Consultant is paid accrued cash fees through termination date.
o	Company may delay cash payout until closing of IPO, next round financing, sale of Company, or SPAC acquisition.
o	Any then unvested stock option terminates unvested.
o	Any vested option has to be exercised in the standard clean-up period under the equity incentive plan and then expires if not exercised.

•	Termination without Cause

o	Consultant is paid the greater of (i) accrued cash fees through termination date or (ii) $300k (if pre-IPO).

o	Immediate payout.
o	Option stays in effect for a 12 month post-termination "tail" period.
o	ff transaction (IPO, Sale/COC, SPAC acquisition) occurs during such tail period, then the option will vest immediately prior to the closing of such transaction based upon the Company Value (as defined above) reflected in such transaction.
o	If after IPO, then vested option has to be exercised in the standard clean-up period under the equity incentive plan and then expires if not exercised.

•	Voluntary Termination by Consultant

o	Consultant is paid accrued cash fees through termination date.

o	Company may delay cash payout until closing of IPO, next round financing, sale of Company, or SPAC acquisition.

o	Any then unvested stock option terminates unvested.
o	Any vested option has to be exercised in the standard clean-up period under the equity incentive plan and then expires if not exercised.

•	Termination in connection with a Next Round Financing Closing Before March 1, 2022

o	Consultant is paid the greater of (i) accrued cash fees through termination date or (ii) $300k.

o	Immediate payout.
o	If Next Round Financing is with an Identified Party. then the option will not vest in connection with the Next Round Financing transaction.
o	If Next Round Financing is not with an Identified Party. then the option will vest immediately prior to the closing of such Next Round Financing transaction based upon the Company Value.

o	Identified Party means: ___________(including any of their respective affiliates).
o	Company Value shall be calculated in the method (and subject to the limitations set forth above), except that the Pre-Transaction Shares and Share Price will be as reflected in the terms of the next round financing.
o	Option stays in effect for a 12 month post-termination "tail'· period.

•	Termination in connection with a Sale or Change of Control of Company

o	Consultant is paid the greater of (i) accrued cash fees through termination date or (ii) $300k.

o	Immediate payout.
o	If Sale/COC is with an Identified Party. then the option will not vest in connection with the Sale/COC transaction.

o	If Sale/COC is not with an Identified Party, then the option will vest immediately prior to the closing of such transaction based upon the Company Value.
o	Company Value shall be calculated in the method (and subject to the limitations set forth above). except that the Pre-Transaction Shares and Share Price will be as reflected in the terms of the Sale/COC transaction.

o	If after IPO, then vested option has to be exercised in the standard clean-up period under the equity incentive plan and then expires if not exercised.
o	Sale/COC shall be defined to include a private equity or similar financing transaction in which a new stockholder (including its affiliates) acquires 50% or more of the Company’s combined voting power.
•	Termination in connection with SPAC Acquisition
o	Consultant is paid the greater of (i) accrued cash fees through termination date or (ii) $300k.

o	Immediate payout.
o	Option will vest immediately prior to the closing of such transaction based upon the Company Value.
o

Company Value shall be calculated in the method (and subject to the limitations set forth above). except that the Pre-Transaction Shares and Share Price will be as reflected in the terms of the SPAC acquisition.

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EXHIBIT C

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

[See Attached]

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